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                                                                     Exhibit 2.3


                                AMENDMENT NO. 2

                          dated as of August 5, 1999

                                    to the

               AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER

                          dated as of March 13, 1999

                                 by and among

                   HYUNDAI ELECTRONICS INDUSTRIES CO., LTD.,

                         HYUNDAI ELECTRONICS AMERICA,

                                CHIPPAC, INC.,

                                      and

                             CHIPPAC MERGER CORP.


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     This AMENDMENT NO. 2 dated as of August 5, 1999 ("Amendment No. 2") to the
AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER, dated as of March 13, 1999, as amended to date (the "Original Recapitalization Agreement"), is made and entered into by and among Hyundai Electronics Industries Company, Ltd., a Republic of Korea corporation ("HEI"), Hyundai Electronics America, a California corporation ("HEA"), ChipPAC, Inc., a California corporation (the "Company"), and ChipPAC Merger Corp., a Delaware corporation ("Merger Sub"). Capitalized terms not otherwise defined herein have the meanings set forth in the Original Recapitalization Agreement.

                                   Recitals
                                   --------

     The parties have heretofore entered into the Original Recapitalization Agreement. The parties now wish to amend certain provisions of the Original Recapitalization Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment No. 2, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. The following definition is hereby added to Section 1.1 of the Original Recapitalization Agreement:

          '"ChipPAC BVI 111" means ChipPAC International Limited, a corporation incorporated or to be incorporated under the laws of the Territory of the British Virgin Islands which immediately prior to the Closing shall be a wholly owned subsidiary of Merger Sub;'

     Section 2. Section 2.2(c)(iii)(A) of the Original Recapitalization Agreement is hereby amended by deleting the words "and the Technology License Agreement dated as of March 28, 1994 by and between Olin Corporation and HEL as amended by Amendment No. 1 thereto dated November 22/30, 1994 and Amendment No. 2 thereto dated March 1/April 11, 1996 (as so amended, the "Olin License Agreement")", and each of the parties hereto acknowledges and agrees that HEI shall retain all rights and obligations under the aforesaid Olin License Agreement, none of which shall be transferred to the Company or any of its Subsidiaries.

     Section 3. Section 2.2(c)(iii)(D) of the Original Recapitalization Agreement is hereby amended to delete therefrom the phrase", and the Company's rights under the Assembly Agreement dated October 23, 1998 by and between Asahi Kasei Microsystems Co., Ltd. and the Company and to obtain a release of HEI, HEA and the Company from any and all obligations thereunder".

     Section 4. Section 2.2(e)(iii) of the Original Recapitalization Agreement is hereby amended and restated in its entirety as follows:

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          "(iii) ChipPAC BVI 11 shall incur indebtedness in the aggregate amounts and upon the terms and conditions to be determined by its Board of Directors immediately following the Merger and, prior to the Closing, ChipPAC BVI III shall incur indebtedness in the aggregate amounts and upon the terms and conditions to be determined by its Board of Directors and, simultaneously with the consummation of the Merger, ChipPAC BVI III shall merge with and into ChipPAC BVI 11 upon the terms and conditions approved by their respective boards of directors and shareholders; provided that the terms and conditions of the merger of ChipPAC BVI III with and into ChipPAC BVI 11 shall not alter or adversely affect the rights or obligations of HEI or HEA pursuant to this Agreement or the form or amount of consideration to be paid to HEI or HEA under this Agreement or the timing of the payment of any such consideration, without the prior written consent of HEI and HEA;"

     Section 5. Section 2.2(e)(iv) of the Original Recapitalization Agreement is hereby amended and restated in its entirety as follows:

          "(iv) ChipPAC BVI 11 shall loan (A) one hundred sixteen million dollars ($116,000,000) to ChipPAC Luxembourg; (B) thirty-four million dollars ($34,000,000) to ChipPAC Shanghai I and (C) one hundred twenty-one million dollars ($121,000,000) to ChipPAC BVI;"

     Section 6. Section 2.2(e)(v) of the Original Recapitalization Agreement is hereby amended and restated in its entirety as follows:

          "(v) ChipPAC BVI 11 shall increase its equity investment in ChipPAC Hungary to at least twenty-nine million dollars ($29,000,000);"

     Section 7. Section 2.2(e)(vi) of the Original Recapitalization Agreement is hereby amended and restated in its entirety as follows:

          "(vi) ChipPAC Luxembourg shall loan one hundred sixteen million dollars ($116,000,000) to ChipPAC Hungary; and"

     Section 8. Section 2.2(e)(vii) of the Original Recapitalization Agreement is hereby amended and restated in its entirety as follows:

          "(vii) ChipPAC Hungary shall loan one hundred forty-five million dollars ($145,000,000) to ChipPAC Korea."

     Section 9. Section 2.2(f)(iii) of the Original Recapitalization Agreement is hereby amended and restated in its entirety as follows:

          "(iii) ChipPAC BVI shall purchase 99.9% of the then outstanding capital stock of ChipPAC Korea from HEI (which interest shall be held in accordance with the terms of the ChipPAC Korea Shareholders Agreement) for an amount (the "Korean Stock Sale Proceeds") equal to seventy million dollars ($70,000,000) in cash, minus (A) the sum of the actual amount

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of the Reduction in Capital, as reflected in the ChipPAC Korea Note, plus the actual amount of the Korea Debt Payoff, minus one hundred seventy five million dollars ($175,000,000), minus (B) the sum of the payments required to be made pursuant to Section 2.3(a)(iv) and Section 2.3(d) hereof, minus (C) the sum of the US Debt Payoff and the US Intercompany Payoff, and minus (D) the amount of the YH Purchase Price (clauses (A) through (D) of this Section 2.2(f)(iii) collectively, the "Korean Stock Sale Adjustments"); and"

     Section 10. Section 2.2(g)(iv) of the Original Recapitalization Agreement is hereby amended by inserting the phrase "except for $40,445.72 in accounts payable to Hyundai Electronics Japan (which shall be paid by ChipPAC Korea to Hyundai Electronics Japan the first Business Day following the Closing Date, and which, for purposes hereof, shall be treated as comprising a portion of the Korean Debt Payoff)," at the beginning of said Section 2.2(g)(iv).

     Section 11. Section 2.3(a) of the Original Recapitalization Agreement is hereby amended by deleting the first sentence thereof.

     Section 12. The first sentence of Section 2.3(c) of the Original Recapitalization Agreement is hereby amended and restated as follows:

          "The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation and shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, it being understood and agreed that immediately following the consummation of each of the Recapitalization Transactions and related financings and borrowings to be consummated on the Closing Date, one director designated by HEA in accordance with the Shareholders Agreement shall be appointed to the board of directors of the Surviving Corporation and shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, until his respective successor is duly elected or appointed."

     Section 13. Section 2.4(h) of the Original Recapitalization Agreement is hereby deleted. The physical inventory procedures previously contemplated therein may have been effected as of July 31, 1999. However, in the event such physical inventory procedures were not conducted as of July 31, 1999, any required physical inventory procedures shall be determined by the Company in conjunction with its independent accountants, PriceWaterhouseCoopers.

     Section 14. Section 10.2(b)(iii) of the Original Recapitalization Agreement is hereby amended by adding the following words to the end of said subsection (immediately prior to the appearance of the period (.) therein):

          "or the subleasing of space by HEA to the Company pursuant to the Sublease Agreement for 3151 Coronado Drive, Santa Clara, CA 95054 in the absence of any required written consent of the Master Lessor thereof pursuant to the Master Lease (in each case as such terms are defined in such Sublease)"

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     Section 15. Appendix 11 to that certain side letter agreement among each of the parties hereto dated June 17, 1999 is hereby amended as set forth in the copy of said Appendix 11 attached hereto.

     Section 16. Notwithstanding any provision to the contrary in the Original Recapitalization Agreement, the form of Transition Services Agreement to be entered into among each of the parties indicated in such agreement shall be the form appended hereto as Exhibit 1. Notwithstanding any provision to the contrary in the Original Recapitalization Agreement, the Amended and Restated Articles of Incorporation of the Company to be filed with the California Agreement of Merger and the Bylaws of the Company to be adopted as of the Effective Time shall be in the forms attached hereto as Exhibit 2 and Exhibit 3, respectively.

     Section 17. The parties hereto agree that the amount of Estimated Working Capital in the letter dated July 26, 1999 from Merrill Lynch & Co., Inc. shall be decreased by $2,295,551 (the estimated amount owed to ChipPAC Korea by HEI for packaging services, other than with respect to any amounts owed pursuant to any Ancillary Agreement, which are included within the Estimated Closing Working Capital). The foregoing packaging service amounts owed by HEI (other than those arising pursuant to any Ancillary Agreement) shall be cancelled pursuant to
Section 2.2(f)(iv) of the Original Recapitalization Agreement. Accordingly, the net increase to the Cash Consideration as a result of the purchase price adjustments contemplated by Section 2.4(b) of the Original Recapitalization Agreement is $1,978,114.

     Section 18. HEI's obligations pursuant to Section 2.3(a)(iv) and Section 2.3(d) of the Original Recapitalization Agreement shall be deemed satisfied to the extent of the amount accrued therefor in the Estimated Closing Balance Sheet and the calculation of the purchase price adjustments pursuant to Section 2.4(a) and 2.4(b) of the Original Recapitalization Agreement.

     Section 19. Except as expressly set forth herein, all terms and conditions of the Original Recapitalization Agreement shall remain unchanged.

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     IN WITNESS WHEREOF, this Amendment No. 2 has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first written above.

                            HYUNDAI ELECTRONICS INDUSTRIES CO., LTD.
                            By: /s/ Baxon S. Kim
                                -------------------------------------
                               Name:  Baxon S. Kim
                               Title: General Manager

                            HYUNDAI ELECTRONICS AMERICA
                            By: /s/ Baxon s. Kim
                                -------------------------------------
                               Name:  Baxon S. Kim
                               Title: Director

                            CHIPPAC, INC.
                            By: /s/ Tony Lin
                                -------------------------------------
                               Name:  Tony Lin
                               Title: Chief Financial Officer

                            CHIPPAC MERGER CORP.
                            By: /s/ Marshall Haines
                                -------------------------------------
                               Name:  Marshall Haines
                               Title: Vice President

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